Exhibit 2.1

AMENDMENT TO THE MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS AND RELATED INTELLECTUAL PROPERTY

This Amendment to the Master Ownership and License Agreement regarding Trademarks and Related Intellectual Property (the “Amendment”) is effective as of September 28, 2016 (“Amendment Effective Date”) by and between Kraft Foods Group Brands LLC, a Delaware limited liability company (“GroceryCo IPCo”), and Intercontinental Great Brands LLC, a Delaware limited liability company (“SnackCo IPCo”).

Background
GroceryCo IPCo and SnacKCo IPCo are parties to the Master Ownership and License Agreement Regarding Trademarks and Related Intellectual Property dated September 27, 2012 (as amended) (referred to herein as the “Agreement”). The parties now wish to enter into a further amendment of the Agreement.

Amendment of Agreement
The parties agree as follows:

1.	Amendments

1.	Section 3.2(e)(i) is hereby deleted in its entirety and replaced with the new Section 3.2(e)(i) as set forth on the attached Exhibit A.

2.	Section 3.2(e)(ii) is hereby deleted in its entirety and replaced with the new Section 3.2(e)(ii) as set forth on the attached Exhibit A.

3.	Section 3.6(b) is hereby deleted in its entirety and replaced with the new Section 3.6(b) as set forth on the attached Exhibit A.

2.	Miscellaneous

1.	Full Force and Effect. Except as expressly provided in this Amendment, the Agreement remains unchanged and in full force and effect.

2.	Counterparts. This Amendment may be executed in counterparts. Facsimile signatures are binding.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date noted in the first Paragraph.

KRAFT FOODS GROUP BRANDS LLC By: /s/ Sabrina Hudson Its: Assistant Secretary	INTERCONTINENTAL GREAT BRANDS LLC By: Intercontinental Brands LLC Its sole member Name: /s/ Geraldine Llewellyn Title: Vice President

Exhibit A
Section 3.2(e)(i)
Two-Year License of SnackCo Marks Used for Ingredients to GroceryCo IPCo
Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the fourth anniversary of the Distribution Date until the sixth anniversary of the Distribution Date a non-exclusive, non-sublicensable and nontransferable royalty-free license to use and display in the NA Countries the “Oreo”, “Chips Ahoy!”, “Honey Maid”, “Ritz” (and “Ritz Bits”), “Teddy Grahams,” and “Nilla” SnackCo Marks as an ingredient indicator on retail LUNCHABLES branded meal kits in the same relative size or smaller on the principle display as used on the Distribution Date on which such SnackCo Marks appear as an ingredient indicator on such date in such jurisdictions (or, in the case of “Teddy Grahams” in the manner shown in Exhibit B of the First Amendment) including such retail LUNCHABLES branded meal kits that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such retail LUNCHABLES branded meal kits in such jurisdictions. For the avoidance of doubt, the licenses granted under this Section 3.2(e)(i), shall be subject to Section 2.10. For the avoidance of doubt, this Section 3.2(e)(i) does not apply to the use of the OREO SnackCo Mark on GroceryCo Products in the retail categories of ready-to-eat pudding and dry packaged pudding mix or the retail OREO dessert product in the JELLO No Bake subline described in 3.2(e)(ii).

Section 3.2(e)(ii)
Two-Year License of SnackCo “Oreo Mark” to GroceryCo IP Co
Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the fourth anniversary of the Distribution Date until the sixth anniversary of the Distribution Date a non-sublicensable, nontransferable royalty bearing license at three percent (3%) of all net revenues to use and display the OREO SnackCo Mark on GroceryCo Products in the countries listed below in (i) the retail product categories of ready-to-eat pudding and dry packaged pudding mix; and (ii) the retail OREO dessert product in the JELLO No Bake subline and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such GroceryCo Products in such jurisdictions. The license granted to GroceryCo IPCo in this Section 3.2(e)(ii) shall be exclusive for the retail product categories of ready-to-eat pudding and dry packaged pudding mix. For the avoidance of doubt, the retail product categories of ready-to-eat pudding and dry packaged pudding mix exclude custard, mousse, flan, cake mix, cupcake mix, custard mix, shelf stable frosting, frosting mix, cookie mix and brownie mix, frozen and refrigerated desserts. Further, and for the avoidance of doubt, the license granted under, and the exclusivity described in, this Section 3.2(e)(ii), shall be subject to Section 2.10. GroceryCo IPCo shall pay such royalties on a quarterly basis to SnackCo IPCo as set forth on Schedule O.
The exclusive license described in this Section 3.2(e)(ii) is only for the following countries: USA, Canada, Algeria, Angola, Antigua, Bahamas, Bahrain, Barbados, Belize, Bermuda, Cambodia, Cayman Islands, Chile, Colombia, Congo, Costa Rica, Curacao-Netherland West Indies, Dominican Republic, Ethiopia, Gambia, Ghana, Grenada-Windward Islands, Guatemala, Haiti, Honduras, Hong Kong, Jamaica, Kenya, Kuwait, Lebanon, Liberia, Libya ,Malaysia, Nepal, Nigeria, Oman, Panama ,Philippines, Puerto Rico, Singapore, St Kitts - Leeward Islands, St Lucia - Windward Islands, St Maarten, St Vincent and the Grenadines, Suriname, Thailand, Turks & Caicos Islands and United Arab Emirates.

Section 3.6(b)
License Use of Trademarks in Recipe Titles and Recipe Collections
GroceryCo IPCo may continue to use SnackCo’s OREO and RITZ Trademarks in the titles of recipes or recipe collections in the NA Countries - including recipe video titles - existing on the Distribution Date. By way of example, GroceryCo IPCo may continue to use a recipe title such as “Oreo Cheesecake”. GroceryCo IPCo shall not create new recipes or recipe collections using the OREO or RITZ trademarks without first obtaining the prior written consent of SnackCo. SnackCo grants GroceryCo this license from the fourth anniversary of the Distribution Date until the sixth anniversary of the Distribution Date.